                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           AXIUM INTERNATIONAL, INC.,

                         DIVERSITY MSP, INC., AS BUYER,

                             CHIMES INC., AS SELLER

                                       AND

                             COMPUTER HORIZONS CORP.

                          Dated as of October 18, 2006

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   ARTICLE II
PURCHASE PRICE.................................................................5

   Section 2.1  Consideration..................................................5
   Section 2.2  Prorations.....................................................5

                                   ARTICLE III
CLOSING........................................................................5

   Section 3.1  Closing........................................................5

                                   ARTICLE IV

                                    ARTICLE V

                                   ARTICLE VI

                                   ARTICLE VII

                                  ARTICLE VIII

                                   ARTICLE IX

Exhibit A - Bill of Sale
Exhibit B - [Intentionally Omitted]
Exhibit C - Buyer's Solvency  Certificate
Exhibit D - IP Assignment
Exhibit E - Seller's  Solvency Certificate
Exhibit F - Transition Services Agreement

                                       ii

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE  AGREEMENT (this  "AGREEMENT") is made and entered into as of  October  18,  2006 by and among  AXIUM  INTERNATIONAL,  INC.,  a Delaware corporation ("AXIUM"),  DIVERSITY MSP, INC., a California corporation ("BUYER"),
CHIMES, INC., a Delaware  corporation  ("SELLER") and Computer Horizons Corp., a
New York corporation ("CHC").

                              W I T N E S S E T H:

     WHEREAS,  Seller is engaged in the business of providing  business  process outsourcing  services and work-force  procurement  and management  services (the
"BUSINESS");

     WHEREAS, Buyer desires to purchase and Seller desires to sell substantially all of the Seller's  assets,  upon the terms and subject to the  conditions  set forth in this Agreement; and

     WHEREAS,  the  respective  Boards of  Directors  of Axium and Buyer and the respective  Boards of Directors  of Seller and CHC deem it advisable  and in the best interest of their respective shareholders that Buyer acquire the assets and assume the  liabilities  of Seller  described in and on the terms and subject to the conditions set forth in this Agreement;

     NOW,  THEREFORE,  in  consideration of the premises and the mutual promises herein contained and for other good and valuable consideration,  the receipt and sufficiency  of which  hereby are  acknowledged,  the  parties  hereto  agree as follows:

                                   ARTICLE I

              ASSETS TO BE PURCHASED AND ASSUMPTION OF OBLIGATIONS

     Section 1.1    (a) DESCRIPTION OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined),
Seller  shall sell,  convey,  transfer,  assign and deliver to Buyer,  and Buyer shall  purchase,  acquire and take  assignment and delivery from Seller,  all of
Seller's  right  and  title  to and  interest  in and  to its  business  assets, properties,  rights  (contractual  or  otherwise)  and  claims  (other  than the
Excluded  Assets  specified  in  SECTION  1.1(B))  free and  clear of liens  and encumbrances  (the  "PROPERTY").  Nothing  contained  herein  shall  require the
physical  delivery  of  the  Property.  The  Property  shall  include,   without
limitation, all of Seller's right, title and interest in and to the following:

                    (i)    All of Seller's inventory,  raw materials,  packaging
materials,  machinery, obsolete inventory, equipment, tooling, parts, furniture, supplies,  vehicles,  office equipment and other tangible personal property (the
"PERSONAL  PROPERTY"),  including,  without  limitation,  the Personal  Property listed on SCHEDULE 1.1(A)(I) hereto;

                    (ii)   All of Seller's industrial and intellectual  property
rights,   including,   without  limitation,   patents,   patent  rights,  patent
applications,  inventions,  trade secrets, processes,  formulas, customer lists, proprietary rights,  proprietary knowledge,  computer software,  websites, URLs,

domain names, trademarks,  names, service marks, brand marks, brand names, trade names, source or object code,  copyrights,  trade secrets relating to or arising from any proprietary process,  symbols and logos related to the Business and all applications  therefor,  registrations  thereof and licenses and  sublicenses or agreements in respect  thereof,  which Seller owns or has the right to use or to which  Seller is a party and all filings,  registrations  or issuances of any of the  foregoing  with or by any  federal,  state,  local or  foreign  regulatory, administrative  or governmental  office  including,  without  limitation,  those
listed  on   SCHEDULE   1.1(A)(II)   and  the   goodwill   appurtenant   thereto
(collectively, the "PROPRIETARY RIGHTS");

                    (iii)  All leases of equipment,  machinery or other tangible personal property to which Seller is a party, as listed on SCHEDULE  1.1(A)(III)
hereto (the "PERSONAL PROPERTY LEASES");

                    (iv)   All contracts,  agreements,  contract rights, license
agreements,  customer contracts,  distribution agreements,  franchise rights and agreements,  purchase and sales orders,  quotations  and executory  commitments, instruments,  royalty  agreements,  third  party  guaranties,  indemnifications, arrangements and  understandings,  whether oral or written, to which Seller is a party (whether or not legally bound thereby), including without limitation those listed on SCHEDULE 1.1(A)(IV) hereto (the "CONTRACTS");

                    (v)    All   franchises,    licenses,   permits,   consents,
authorizations,  approvals and certificates of any regulatory, administrative or other  Governmental  Authority  (as defined  herein) (to the extent the same are transferable by Seller to Buyer),  as listed on SCHEDULE  1.1(A)(V)  hereto (the
"PERMITS");

                    (vi)   All of  Seller's  rights  under all of its leases for
its facilities together with all buildings, structures,  installations, fixtures and all other  improvements,  appurtenant  thereto or  situated  thereon and all other rights,  interests and  appurtenances  of Seller  pertaining  thereto (the
"OFFICE LEASES");

                    (vii)  All of  Seller's  accounts  receivable  as  listed on
SCHEDULE 1.1(A)(VII) (the "RECEIVABLES");

                    (viii) All causes of action, judgments, claims or demands of whatever  kind or  description  which  Seller has or may have  against any other person or entity as listed on  SCHEDULE  1.1(A)(VIII)  hereto  (the  "CAUSES  OF
ACTION");

                    (ix)   Seller's marketing and sales materials;

                    (x)    Seller's  backlog  (sales  orders  which have not yet
been processed);

                    (xi)   All of  Seller's  customer  or client  lists,  files,
documentation, records and related documentation, including, without limitation, those listed on SCHEDULE 1.1(A)(XI) hereto;

                    (xii)  All of Seller's security deposits,  prepaid expenses, and other miscellaneous assets, including,  without limitation,  those listed on
SCHEDULE 1.1(A)(XII) hereto;

                    (xiii) All of Seller's goodwill;

                    (xiv)  All of Seller's other tangible and intangible assets, other than the Excluded Assets;

                    (xv)   All of the cash held by Seller (i) as restricted cash
received by Seller and held in client-specific bank accounts, listed on SCHEDULE
1.1(A)(XV)  hereto,  to be used to make  payments  to vendors of the  applicable client ("VENDOR  RESTRICTED FUNDS") and (ii) to be disbursed to Seller's vendors in accordance with the client payment terms ("VENDOR CASH"); and

                    (xvi)  All right,  title and  interest  in and to all of the securities of Seller's subsidiaries,  including,  without limitation, (A) Chimes
(Canada),  Inc., a corporation organized under the laws of Nova Scotia,  Canada,
(B) Chimes Servicing Corp., a corporation  organized under the laws of the State of Delaware,  (C) Chimes  Netherlands  B.V., a private limited liability company organized under the laws of the Netherlands,  (D) Chimes (UK) Limited, a private company  organized  under the laws of England and Wales,  and (E) Chimes (Puerto
Rico) Inc., a corporation organized under the laws of Puerto Rico.

               (b)  Notwithstanding  the  foregoing,  the  following  assets are being  retained by Seller and/or CHC, are  expressly  excluded from the purchase and sale  contemplated  hereby,  and, as such,  are not included in the Property
(the "EXCLUDED ASSETS"):

                    (i)    Seller's  stock  record  books and  corporate  record
books  containing  minutes of meetings of directors  and  stockholders,  and any other  records  that  relate  exclusively  to  Seller's  organization  or  stock capitalization (collectively, the "CORPORATE RECORDS")

                    (ii)   Except as related to warranty  obligations assumed by
Buyer as set forth in Section 1.2(d), all insurance policies, including, without limitation,  all rights to receive proceeds of insurance policies and all rights of offset, counterclaims and insurance coverage thereunder;

                    (iii)  all cash,  bank  accounts,  certificates  of deposit, commercial  paper,  annuities,  treasury  notes and  bills and other  marketable securities other than Vendor Restricted Funds and Vendor Cash;

                    (iv)   any and all income tax  credits  and  refunds for the
period ending on the Closing Date;

                    (v)    all severance, pension, retirement and other employee
benefit plans;

                    (vi)   all  rights of Seller  with  respect  to the  claims,
refunds,  causes of action, rights of recovery,  rights of set-off and all other rights and assets of every kind and nature  related to the Excluded  Liabilities
(as defined below);

                    (vii)  all monies to be  received  by, and all other  rights of, Seller and/or CHC under this Agreement,  including,  without  limitation the
Purchase  Price (as defined  herein) and the other  agreements,  documents,  and instruments executed or delivered in connection with this Agreement; and

                    (viii) the right to  receive  mail and other  communications addressed to Seller  and/or CHC  relating to any of the assets  described in the foregoing clauses (i) through (vi) or the Excluded Liabilities.

     Section  1.2 ASSUMPTION  OF CERTAIN  LIABILITIES.  On the Closing Date (as
hereinafter  defined),  Buyer shall,  subject to SECTION 1.4 hereof,  assume and hereby  agrees to pay,  perform  and  discharge  when due,  all  accrued  debts, liabilities,  obligations  and  commitments  of Seller  except for the  Excluded
Liabilities (as defined herein) including, without limitation, the following:

               (a)  all accounts payable (the "ACCOUNTS PAYABLE");

               (b)  all accrued liabilities relating to the Property as shown on the balance  sheet dated June 30,  2006 to the extent not  satisfied,  and those accruing since that date in the ordinary course of business consistent with past practice;

               (c)  all debts, liabilities,  obligations and commitments arising under the  Permits,  Personal  Property  Leases,  Office  Leases  and  Contracts
transferred to Buyer; and

               (d)  all warranty obligations.

The  liabilities of Seller being assumed by Buyer are  hereinafter  collectively referred to as the "ASSUMED LIABILITIES."

     Section  1.3   NON-ASSIGNMENT OF CERTAIN  PROPERTY.  To the extent that the assignment  hereunder of any of the Permits,  Personal  Property Leases,  Office
Leases or  Contracts  shall  require  the  consent of any other party (or in the event that any of the same shall be nonassignable) (each, a "CONSENT CONTRACT"), neither this  Agreement nor any action taken  pursuant to its  provisions  shall constitute  an  assignment  or an  agreement  to  assign if such  assignment  or attempted assignment would constitute a breach thereof; PROVIDED,  HOWEVER, that in each such  case,  Seller  shall use its good  faith  commercially  reasonable efforts to obtain the  consent of such  other  party to an  assignment  to Buyer without  being  obligated  to pay any fees or to make any other  payments to any party to obtain any such  consent.  If such  consent is not  obtained,  (i) such
Consent  Contract shall not be deemed assigned at Closing,  (ii) Buyer shall act as  Seller's  agent to  perform  Seller's  obligations  thereunder  and shall so perform,  and (iii) Seller and/or CHC, at Buyer's expense,  shall cooperate with
Buyer in any  reasonable  arrangement  designed  to  provide  for Buyer the full
benefits  of  any  such  Consent   Contract   including,   without   limitation,
enforcement,  for the  account  and  benefit of Buyer,  of any and all rights of
Seller against any other person with respect to any such Consent Contract.  When such consents to the transfer,  conveyance and assignment of a Consent  Contract have been obtained, if ever, such Consent Contract shall thereupon automatically be  transferred,  conveyed  and  assigned  to  Buyer,  and the  obligations  and liabilities of Seller under such Consent Contract shall  automatically  cease to be  excluded  from the Bill of Sale (as  hereinafter  defined) by reason of this
SECTION 1.3, without the payment of any additional consideration.

     Section  1.4   LIABILITIES  NOT ASSUMED.  With the exception of the Assumed
Liabilities,  Buyer shall not, by execution and performance of this Agreement or
otherwise,   assume  or  otherwise  be  responsible  for  any  debt,  liability, obligation  or  commitment  of any nature of  Seller,  whether  relating  to the

Business, any of Seller's other assets, operations, businesses or activities, or claims of such  liability or  obligation,  matured or  unmatured,  liquidated or unliquidated,  fixed or contingent,  or known or unknown, whether arising out of occurrences  prior to, at or after the Closing Date.  The  liabilities of Seller not being  assumed  by Buyer are  hereinafter  collectively  referred  to as the
"EXCLUDED LIABILITIES."

                                   ARTICLE II

                                 PURCHASE PRICE

     Section  2.1   CONSIDERATION.  Upon the terms and subject to the conditions set forth in this  Agreement,  in  consideration  for the sale,  assignment  and transfer of the Property, Buyer shall:

               (a)  assume the Assumed Liabilities at the Closing as provided in
SECTION  1.2  hereof  pursuant  to a bill of  sale,  assignment  and  assumption agreement in the form of EXHIBIT A hereto (the "BILL OF SALE"); and

               (b)  at the  Closing  pay to Seller in cash by wire  transfer  of immediately  available funds in accordance with Seller's written instructions to
Buyer, the sum of EIGHTY MILLION DOLLARS ($80,000,000) (the "PURCHASE PRICE").

     Section 2.2    PRORATIONS.   The  following   prorations  relating  to  the
Property will be made as of the Closing  Date,  with Seller liable to the extent that such items relate to any time period up to and  including  the Closing Date and Buyer liable to the extent that such items relate to periods  subsequent  to the Closing Date:

               (a)  Real and personal property taxes and assessments relating to the Property and the Business;

               (b)  Water,   sewer  and  other  similar  types  of  taxes,   and
installments on special benefit assessments;

               (c)  Electric, gas, telephone and utility charges;

               (d)  Charges  under  maintenance  and service  contracts and fees under licenses transferred to or assumed by Buyer; and

               (e)  Prepaid  expenses  of Seller or CHC to the  extent  that the benefit thereof will be available to Buyer after the Closing Date.

                                  ARTICLE III

                                     CLOSING

     Section 3.1    CLOSING.   Unless  this  Agreement  is  earlier   terminated
pursuant to Article VIII, the consummation of the  transactions  contemplated by this  Agreement,  including  the  purchase  and  sale  of the  Property  and the assumption of the Assumed  Liabilities (the "CLOSING"),  shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65
East 55th Street,  New York, New York 10022 within three (3) business days after the date on which  the  conditions  set forth in  Article  VI are  satisfied  or waived, unless another time or place shall be agreed to by the parties (the date on which such closing occurs being herein referred to as the "CLOSING DATE").

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     Section  4.1   REPRESENTATIONS AND WARRANTIES OF AXIUM AND BUYER. Axium and
Buyer hereby jointly and severally represent and warrant to Seller and CHC as of the date hereof and as of the Closing Date that:

               (a)  CORPORATE  ORGANIZATION;  REQUISITE  AUTHORITY.  Axium  is a
corporation,  duly  organized,  validly  existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its  business as now being  conducted  and as  contemplated  to be  conducted immediately  following  the Closing.  Buyer is a  corporation,  duly  organized, validly  existing and in good standing under the laws of the State of California and has all requisite  power and authority to carry on its business as now being conducted and as contemplated to be conducted immediately following the Closing.
Complete and correct copies of the Certificate of Incorporation of Axium and all amendments thereto, certified by the Secretary of State of the State of Delaware and the  bylaws  of  Axium  and all  amendments  thereto  have  been  previously
delivered  to  Seller.   Complete   and  correct   copies  of  the  Articles  of
Incorporation of Buyer and all amendments thereto, certified by the Secretary of
State of the State of  California  and the  bylaws  of Buyer and all  amendments thereto have been previously delivered to Seller.

               (b)  AUTHORIZATION;  VALIDITY.  Each of Axium  and  Buyer has all
requisite  corporate  power and  authority  to execute,  deliver and perform its obligations under this Agreement, the Transition Services Agreement, the Bill of
Sale and the Solvency  Certificate (as such terms are defined  herein),  and all other agreements,  documents and instruments required to be executed by Axium or
Buyer pursuant hereto  (collectively,  the "BUYER AGREEMENTS") and to consummate the transactions contemplated hereby and thereby. All necessary corporate action has been taken by Axium and Buyer with  respect to the  execution,  delivery and performance  by Axium  and  Buyer of this  Agreement  and the  applicable  Buyer
Agreements and the  consummation  of the  transactions  contemplated  hereby and thereby,  and no further corporate  authorization will be necessary to authorize the execution and delivery by Axium or Buyer of, and the  performance  of either
Axium's or Buyer's  obligations  under,  this Agreement or the applicable  Buyer
Agreements.  Each of Axium  and  Buyer  has  delivered  to  Seller a copy of the resolutions  of its Board of Directors  approving  the execution and delivery of this Agreement and the applicable  Buyer  Agreements and the consummation of all of the  transactions  contemplated  hereby and  thereby,  duly  certified  by an authorized officer of Axium or Buyer, as applicable.

               (c)  EXECUTION  AND  DELIVERY.   This  Agreement  has  been  duly
executed and delivered by Axium and Buyer and this  Agreement  constitutes,  and when executed and delivered the Buyer Agreements will constitute,  legal,  valid and binding obligations of Axium and Buyer,  enforceable against Axium or Buyer,

as applicable,  in accordance with their  respective  terms,  except (i) as such enforceability  may be  limited by or  subject  to any  bankruptcy,  insolvency, reorganization,  moratorium or other similar laws  affecting  creditors'  rights generally,  (ii) as such obligations are subject to general principles of equity and (iii) as rights to indemnity  may be limited by federal or state  securities laws or by public policy.

               (d)  GOVERNMENTAL    CONSENTS.    Except    pursuant    to    the
Hart-Scott-Rodino  Antitrust  Improvements  Act of 1976,  as  amended  (the "HSR
ACT"), no action,  waiver or consent by any federal,  state,  municipal or other governmental  department,  commission or agency  ("GOVERNMENTAL  AUTHORITY")  is necessary  to make  this  Agreement  and the  applicable  Buyer  Agreements,  as appropriate,  valid instruments  binding upon Axium and Buyer in accordance with their  respective  terms and  neither  Axium nor Buyer is required to submit any notice,  report or other filing with any  Governmental  Authority in  connection with the  execution,  delivery or  performance  of this  Agreement or any of the
Buyer Agreements.

               (e)  NO  CONFLICTS;  ABSENCE OF DEFAULT.  Neither the  execution, delivery  and  performance  of this  Agreement  or any of the  applicable  Buyer
Agreements  by Axium or Buyer,  nor the  consummation  by Axium and Buyer of the transactions  contemplated hereby and thereby, nor compliance by Axium and Buyer with the provisions hereof and thereof will (i) conflict with or violate Axium's or Buyer's  Certificate of  Incorporation or Articles of  Incorporation,  as the
case may be, or bylaws or (ii) conflict with or violate any law,  administrative regulation or rule or court order, writ,  judgment or decree (a "LAW" or "LAWS")
applicable  to Axium or Buyer except for any such  conflict or  violation  which would not reasonably be expected to have a material adverse effect on Axium's or
Buyer's   financial   condition  or  ability  to  consummate  the   transactions
contemplated  by this  Agreement (a "BUYER  MATERIAL  ADVERSE  EFFECT") or (iii)
breach,  conflict with,  violate or cause a default under any material contract, license or agreement,  permit, instrument or obligation to which either Axium or
Buyer or any of their  assets  is or may be bound.  Neither  the  execution  and delivery  of  this  Agreement  and  the  applicable  Buyer  Agreements,  nor the consummation of the transactions  contemplated hereby and thereby,  will require any consent, waiver, approval, exemption,  registration,  declaration,  license, authorization  or permit of, or filing with or notification to, any other person or entity. There are no corporate, contractual,  statutory or other restrictions of any kind  upon the  power  and  authority  of Axium or Buyer to  execute  and deliver this Agreement and the applicable Buyer Agreements and to consummate the transactions contemplated hereunder and thereunder.

               (f)  BROKER.  No broker,  finder or investment banker is entitled to any  brokerage  or finder's  fee or other  commission  from Axium or Buyer in connection with the transactions contemplated hereby based upon the arrangements made by or on behalf of Axium or Buyer.

               (g)  LITIGATION.  There is no suit,  action or  administrative or other legal proceeding,  nor any order, decree or judgment in progress,  pending or in effect, or to the knowledge of Axium or Buyer, threatened against Axium or
Buyer in connection  with or relating to the  transactions  contemplated by this
Agreement,  or any other  agreement  to be executed  by Axium or Buyer  pursuant hereto,  and Axium  and Buyer do not know or have any  reason to be aware of any basis for the same.

               (h)  SOLVENCY.  Each of Axium and Buyer is  Solvent  (as  defined below).  Neither  Axium nor Buyer  will  fail to be  Solvent  as a result of the execution  and  delivery  of  this  Agreement  or any of the  other  agreements, documents,  or  instruments  to  which  it is a  party  or as a  result  of  the transactions contemplated hereunder.

     "SOLVENT" shall mean, when used with respect to any person or entity,  that at the time of determination:

                    (i)    it is then  able  and  expects  to be able to pay its
debts as they mature; and

                    (ii)   it has capital sufficient to carry on its business as
conducted and as proposed to be conducted.

               (i)  FINANCING.  Buyer has received  financing  commitments  from
GoldenTree  Asset  Management,  LP and such  commitments  shall provide adequate financing to  consummate  the  transactions  contemplated  hereby,  by the Buyer
Agreements and by the Seller Agreements, as applicable.

               (j)  NO  DEFAULT.  Neither  Axium  nor Buyer is in  default  with respect to any indebtedness,  note, indenture, loan agreement,  mortgage, lease, deed,  or other  agreement  to which Axium or Buyer is a party or by which it is bound,  and  neither  Axium nor Buyer has  received  any notice or demands  with respect  to the same,  which  default  or demand  would  cause a Buyer  Material
Adverse Effect.

     Section  4.2   REPRESENTATIONS  AND  WARRANTIES  OF SELLER AND CHC. Each of
the  following  representations  and  warranties  by CHC and  Seller to Buyer is qualified by all of the Seller's disclosure  schedules annexed hereto, which set forth certain disclosures concerning the Seller and its business. Seller and CHC hereby  represent  and  warrant  to Buyer as of the  date  hereof  and as of the
Closing Date that:

               (a)  CORPORATE  ORGANIZATION;   REQUISITE  AUTHORITY  TO  CONDUCT
BUSINESS.  Seller is a corporation duly organized,  validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own,  operate or lease the Property and to carry on the Business as now being conducted.  CHC is a corporation duly organized,  validly existing and in good standing  under the laws of the State of New York.  Complete and correct copies of the Certificate of Incorporation of Seller and all amendments thereto, certified by the Secretary of State of the State of Delaware,  and the bylaws of
Seller  and all  amendments  thereto  have  been  previously  delivered  or made available to Buyer.  Seller is duly  qualified or licensed to do business and is in good  standing as a foreign  corporation  in each  jurisdiction  in which the ownership  or leasing of the  Property  or the  transaction  of  business by the
Business requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not in the aggregate reasonably be expected to have a  Seller  Material  Adverse  Effect.  As used in this  Agreement,  "SELLER
MATERIAL  ADVERSE  EFFECT"  means a  material  adverse  effect on the  business, financial  condition or results of  operations of the Business or the ability of
Seller to consummate the transactions contemplated by this Agreement,  except in each case for any such effects  resulting  from,  arising out of, or relating to
(a)  legal,   accounting  or  investment   banking  fees  for  the  negotiation,

preparation and execution of this Agreement,  (b) the entry into or announcement of this Agreement and the other transactions contemplated hereby, (c) any change in or  interpretations  of (i) GAAP or (ii) any Law,  (d) any change in interest rates or  general  economic  conditions  in the  industries  or markets in which
Seller or any of its subsidiaries operates or affecting United States or foreign economies  in  general  or  United  States  or  foreign  financial,  banking  or securities markets,  (e) any action taken by Buyer or any of its Affiliates,  or
(f) any natural disaster or act of God.

               (b)  AUTHORIZATION;  VALIDITY. Seller has all requisite power and authority to execute,  deliver and perform its obligations under this Agreement, and the Transition Services  Agreement,  the Bill of Sale, the IP Assignment (as
such  term  is  defined  herein),  and  all  other  agreements,   documents  and
instruments required to be executed by Seller pursuant hereto (collectively, the
"SELLER AGREEMENTS"), and to consummate the transactions contemplated hereby and thereby.  CHC has all  requisite  power and  authority  to execute,  deliver and perform its obligations  under this Agreement and to consummate the transactions contemplated  hereby and thereby.  All necessary corporate action has been taken by Seller with respect to the execution,  delivery and  performance by Seller of
this  Agreement  and  the  Seller   Agreements  and  the   consummation  of  the
transactions   contemplated  hereby  and  thereby,   and  no  further  corporate
authorization  will be  necessary  to authorize  the  execution  and delivery by
Seller and the performance of its obligations under this Agreement or the Seller
Agreements. All necessary corporate action has been taken by CHC with respect to the  execution,  delivery  and  performance  by CHC of  this  Agreement  and the consummation of the transactions  contemplated  hereby, and no further corporate authorization  will be necessary to authorize  the execution and delivery by CHC and the  performance of its  obligations  under this  Agreement  (other than the requisite approval of the transactions  contemplated  hereby by the shareholders of CHC in accordance with CHC'S  Certificate of  Incorporation  and the New York
Business Corporation Law ("NYBCL")).

               (c)  EXECUTION  AND  DELIVERY.  (i) This  Agreement has been duly executed  and  delivered  by Seller  and this  Agreement  constitutes,  and when executed and delivered the Seller Agreements will constitute,  legal,  valid and binding  obligations of Seller,  enforceable  against Seller in accordance  with their  respective  terms,  and (ii) this  Agreement  has been duly  executed and delivered by CHC and  constitutes a legal,  valid and binding  obligation of CHC enforceable against CHC in accordance with its terms; except, in both cases, (x)
as  such  enforceability  may  be  limited  by or  subject  to  any  bankruptcy,
insolvency,   reorganization,   moratorium  or  other  similar  laws   affecting
creditors'  rights  generally,  (y) as such  obligations  are subject to general principles of equity and (z) as rights to indemnity may be limited by federal or state securities laws or by public policy.

               (d)  GOVERNMENTAL CONSENTS;  PERMITS.  Except pursuant to the HSR
Act and as set forth on  SCHEDULE  4.2(D),  no action,  waiver or consent by any
Governmental  Authority  is  necessary  to make this  Agreement  and the  Seller
Agreements, as appropriate,  valid instruments binding upon Seller in accordance with their  respective  terms and Seller is not  required  to submit any notice, report or other filing with any  Governmental  Authority in connection  with the execution,  delivery  or  performance  of this  Agreement  or any of the  Seller
Agreements,  except where the failure to do so would not have a Seller  Material
Adverse Effect.  The Permits listed on SCHEDULE 1.1(A)(V) are all of the permits necessary to sell the products and services of the Business being sold as of the date hereof.

               (e)  CONFLICTS;   ABSENCE  OF  DEFAULT.  Neither  the  execution,
delivery or  performance  of this  Agreement or any of the Seller  Agreements by
Seller, nor the execution, delivery or performance of this Agreement by CHC, nor the  consummation  by Seller  or CHC of the  transactions  contemplated  by such documents to which it is a party,  nor  compliance  by Seller or CHC with any of the  provisions of such documents to which it is a party will (i) in the case of
Seller,  conflict  with or violate  Seller's  Certificate  of  Incorporation  or bylaws,  and in the case of CHC,  conflict with or violate CHC's  Certificate of
Incorporation or bylaws; (ii) conflict with or violate any Law applicable to the
Business  or any of the  Property,  which would have a Seller  Material  Adverse
Effect;  or (iii) breach,  conflict  with,  violate or cause a default under any material contract, license or agreement,  permit, instrument, or obligation (the
"SELLER  CONTRACTS")  to which  Seller or any of its  assets is or may be bound, except for any such  breach,  conflict,  violation  or default  which  would not reasonably be expected to cause a Seller Material  Adverse  Effect.  Neither the execution and delivery of this Agreement and the Seller Agreements,  in the case of Seller, nor the execution and delivery of this Agreement, in the case of CHC, nor the consummation by Seller or CHC of the  transactions  contemplated by such documents  to which it is a party will require any  consent,  waiver,  approval, exemption,  registration,  declaration,  license, authorization or permit of, or filing with or notification  to, any other person or entity,  except for the HSR
Act (as herein  defined)  and such  consents,  waivers,  approvals,  exemptions,
registrations,   declarations,  licenses  authorizations,  permits,  filings  or notifications  which have been  obtained  or are listed on SCHEDULE  4.2(E),  or which, if not obtained or made, will not allow for the termination, cancellation or acceleration of any obligation to repay under,  any of the terms,  conditions or  provisions  of any  Contract or  obligation.  Seller's  inability  to obtain consents to the  assignment of Contracts to Buyer shall not  constitute a breach or default of any provision of this Agreement.  Neither the execution,  delivery or performance of this Agreement or any of the Seller Agreements by Seller,  nor
the  execution,  delivery  or  performance  of this  Agreement  by CHC,  nor the consummation by Seller or CHC of the transactions contemplated by such documents to  which  it is a  party,  nor  compliance  by  Seller  or CHC  with any of the provisions of such documents to which it is a party,  will  constitute a default
(in and of itself or with the giving of notice,  passage of time or both)  under the Seller Contracts, or result in the creation or imposition of any encumbrance upon,  or giving to any other  party or  parties  any claim,  interest  or right including  rights of  termination  or  cancellation  in, or with respect to, the
Business or Property,  which would have a Seller  Material  Adverse  Effect;  or result in the loss of any  license,  franchise or legal  privilege  possessed by
Seller or give a right of  termination  to any party to any  agreement  or other instrument  to which  Seller is a party or by which any of the  Property  or the
Business is bound, which would have a Seller Material Adverse Effect. Except for the approval of CHC's  shareholders  and except as set forth on SCHEDULE 4.2(E), there are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of Seller to execute and deliver this Agreement and the  Seller  Agreements,  upon the power and  authority  of CHC to  execute  and deliver this  Agreement,  and for Seller or CHC to consummate  the  transactions contemplated by such documents to which it is a party.

               (f)  ENVIRONMENTAL MATTERS.

                    (i)    Except as set forth on  SCHEDULE  4.2(F) and in CHC's
annual,  quarterly  and current  reports as filed since January 1, 2005 with the
United States  Securities  and Exchange  Commission on Forms 10-K,  10-Q and 8-K
pursuant  to the  Securities  and  Exchange  Act of 1934,  as amended  (the "SEC
REPORTS"),  (A) Seller is in compliance with all applicable  Environmental Laws,

                                       10

except  where  failure  to be in  compliance  would  not have a Seller  Material
Adverse Effect; (B) there is no Environmental  Claim pending against Seller; (C)
Seller has obtained all material  permits,  approvals,  identification  numbers, licenses or other  authorizations  required under any  applicable  Environmental
Laws (the "ENVIRONMENTAL  PERMITS") and is and has been in compliance with their requirements;  (D) there are no underground or aboveground  storage tanks or any surface  impoundments,  septic tanks,  pits, sumps or lagoons in which Hazardous
Materials  are being or have been  treated,  stored or  disposed  of on any real property  currently  owned or leased by Seller  other  than in  compliance  with
Environmental Laws; (E) Seller has not undertaken or completed any investigation or  assessment  or  remedial or response  action  relating to any such  release, discharge or disposal of or contamination with Hazardous  Materials at any site, location or operation of the  Business,  either  voluntarily  or pursuant to the order of any Governmental  Entity or the requirements of any Environmental  Law;
and (F) except as set forth on SCHEDULE 4.2(F), there have been no Environmental
Claims against the Seller.

                    (ii)   For purposes of this SECTION 4.2(F):

                    (A)    "ENVIRONMENTAL  CLAIM" shall mean any claim,  action,
demand,  order,  or notice by or on behalf of,  any  Governmental  Authority  or person alleging  potential  liability arising out of, based on or resulting from the  violation of any  Environmental  Law or permit or relating to any Hazardous
Materials.

                    (B)    "ENVIRONMENTAL  LAWS"  shall  mean all Laws  that are
applicable  to the Business or the Property  relating to Releases or  threatened
Releases of Hazardous Materials or otherwise relating to pollution or protection of the environment,  health,  safety or natural  resources,  including,  without limitation,  those  relating  to (A) the  Releases  or  threatened  releases  of
Hazardous  Materials  or  materials  containing  Hazardous  Materials or (B) the manufacture,  generation,  handling,  treatment, storage, transport, disposal or handling of Hazardous Materials or materials containing Hazardous Materials.

                    (C)    "HAZARDOUS  MATERIALS" means all substances,  matters
and  other  particles   defined  or  listed  as  "hazardous"  or  "toxic"  under
Environmental  Laws or are  otherwise  subject to or regulated by  Environmental
Laws.

                    (D)    "RELEASE"  shall mean any release,  spill,  emission,
leaking, pumping, pouring, injection,  escaping,  deposit, disposal,  discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor  environment,  including the movement of Hazardous  Materials through the air, soil, surface water or groundwater.

               (g)  ABSENCE OF CERTAIN  CHANGES AND EVENTS.  Except as set forth on SCHEDULE 4.2(G), since September 30, 2006, there has not been:

                    (i)    Any Seller Material Adverse Effect;

                    (ii)   Other  than  in the  usual  and  ordinary  course  of
business,  any increase in amounts payable by Seller to or for the benefit of or committed to be paid by Seller to or for the benefit of any officer, consultant, agent or employee  of Seller,  in any  capacity,  whether in the form of salary, bonus,  consulting fee,  directors fee or otherwise,  or in any benefits granted

                                       11

under any bonus, stock option,  profit sharing,  pension,  retirement,  deferred compensation,  insurance,  or other direct or indirect benefit plan with respect to any such person;

                    (iii)  Any transaction entered into or carried out by Seller other than in the ordinary  and usual  course of its  business  resulting in the incurrence of liabilities or obligations of Seller;

                    (iv)   Any material  change made by Seller in the methods of
doing  business or in the  accounting  principles  or practices or the method of application of such principles or practices;

                    (v)    Any  mortgage,   pledge,   lien,  security  interest,
hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the Property which will not be discharged  prior to the Closing, except for Permitted Liens (as hereinafter defined);

                    (vi)   Any  sale,  lease or  other  disposition  of,  or any
agreement to sell, lease or otherwise  dispose of any Property,  individually in excess of $100,000,  or in the aggregate in excess of $250,000,  excluding sales in the ordinary course of business;

                    (vii)  Any purchase of or any agreement to purchase  capital assets or any lease or any agreement to lease, as lessee,  any capital assets of the Business individually in excess of $100,000 or in the aggregate in excess of
$250,000;

                    (viii) Any modification, waiver, change, amendment, release, rescission or termination  of, or accord and  satisfaction  with respect to, any term,  condition  or  provision  of any  contract,  agreement,  license or other instrument  to which  Seller  is a party,  which  would  have a Seller  Material
Adverse  Effect,  other than any  satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of its business;

                    (ix)   Any damage,  destruction or similar loss,  whether or
not covered by insurance,  adversely  affecting the Seller in excess of $100,000 individually, or $250,000 in the aggregate;

                    (x)    Any  strike,   picketing,   work  slowdown  or  labor
disturbance with respect to the Business; or

                    (xi)   To the  knowledge of Seller or CHC, any change in any
Law applicable to or binding upon the Business or the Property, which would have a Seller Material Adverse Effect.

               (h)  TAXES AND TAX RETURNS.  (i) For purposes of this  Agreement,
(A) the term  "TAXES"  shall  mean all  taxes,  charges,  fees,  levies or other assessments,  including,  without limitation,  income,  gross receipts,  excise, property, use, sales, transfer, license, payroll and franchise or other taxes of any kind  whatsoever,  imposed by the  United  States,  or any  state,  local or foreign  government  or  subdivision  or agency  thereof  whether  computed on a unitary,  combined or any other basis;  and such term shall include any interest and  penalties or additions to tax; and (B) the term "TAX RETURN" shall mean any

                                       12

report,  return or other information  required to be filed with,  supplied to or otherwise made available to a taxing authority in connection with Taxes.

                    (ii)   Except for  transfer tax returns in  connection  with
the  transactions  contemplated by this Agreement,  which will be filed promptly after the  Closing  Date,  Seller  has (A)  filed  with the  appropriate  taxing authorities all Tax Returns relating to the Property or the Business required to be filed for any period ending on or before the Closing Date (or are properly on extension), and all such filed Tax Returns are true, correct and complete in all material  respects,  and (B) paid in full all Taxes  shown to be due on such Tax
Returns, together with any penalties or fines due in connection therewith. There are no liens for Taxes upon the Property  except for statutory liens for current
Taxes not yet due and payable.  Seller will file appropriate Tax Returns for any period ending on or before the Closing Date,  and pay any Taxes for such periods when due.  Seller has not received any outstanding  notice of audit,  and is not undergoing  any audit,  of Tax Returns  relating to the Property or the Business and has never  received any notice of deficiency  or assessment  from any taxing authority  with respect to liability  for Taxes  relating to the Property or the
Business  which has not been  fully  paid or  finally  settled  and has not been notified in writing of any potential or actual  dispute or claim  concerning any
Tax  liability of Seller  relating to the Property or the  Business.  There have been no waivers of statutes  of  limitations  by Seller with  respect to any Tax
Returns  relating to the  Property or the  Business.  Seller has complied in all material  respects with all applicable laws,  rules and regulations  relating to the payment and  withholding  of Taxes and has withheld all amounts  required by law to be  withheld  from the wages or  salaries of  employees  and  independent contractors of the Business, and is not liable for any Taxes with respect to the employees and independent contractors of the Business for failure to comply with such laws, rules and regulations.

               (i)  EMPLOYMENT  MATTERS;  ERISA MATTERS.  Except as set forth on
SCHEDULE  4.2(I) or in the SEC  Reports,  there are no  employment,  consulting, severance  or  indemnification  contracts  between  the  Seller  and  any of its employees.  The  Seller  is not a party  to any  union  contract  or  collective bargaining  agreement.  SCHEDULE 4.2(I) identifies those employees of the Seller who are deemed to be key employees to the operations of the Business.  Except as otherwise set forth in this Agreement,  Seller has no plans to terminate any key employee,  and none of the key employees is expected to terminate his employment with  Seller.  Seller is in  compliance  with  Laws  respecting  employment  and employment  practices,  terms and  conditions of employment and wages and hours.
Seller  has no  responsibility  for  and  has not  assumed  any  pension-related liability of any predecessor business or Person.

               (j)  TITLE TO PROPERTY. (i) Seller has good and marketable title, or valid  leasehold  rights  (in the  case of  leased  property),  to all of the
Personal Property,  free and clear of all liens,  claims and encumbrances of any nature,  other than as disclosed on SCHEDULE 4.2(J) (the "PERMITTED  LIENS"). On the Closing Date,  Seller will convey to Buyer good and marketable  title to the
Personal Property or, in the case of assets constituting Personal Property which are leased or licensed by Seller  pursuant to Personal  Property Leases or other
Contracts,  valid  leasehold  interests  or licenses to such  Personal  Property
Leases or other Contracts,  free and clear of all liens, claims and encumbrances of any nature other than Permitted Liens.  Except for the Excluded  Assets,  (i)
SCHEDULE  1.1(A)(I)  sets forth a complete and accurate list of all the Personal
Property owned by Seller,  including  without  limitation,  all  inventory,  raw materials, packaging materials, machinery, equipment, tooling, parts, furniture, supplies,  vehicles,  office equipment and other tangible personal property, and

                                       13

(ii)  SCHEDULE  1.1(A)(III)  sets  forth a  complete  and  accurate  list of all
Personal Property Leases owned by Seller,  including,  without  limitation,  all leases of  equipment  or other  personal  property  used in the  conduct  of the
Business  with a value in excess  of  $25,000  individually  or  $50,000  in the aggregate. All Personal Property used in the conduct of the Business is owned or leased by Seller and is held free and clear of all  mortgages,  pledges,  liens,
security  interests,   claims,  encumbrances  and  restrictions  of  any  nature
whatsoever other than Permitted Liens.  Except for Permitted Liens and except as
disclosed  on  SCHEDULE  4.2(J),  no  financing   statement  under  the  Uniform
Commercial  Code or similar law naming Seller as debtor has been filed,  and not been terminated, prior to the Closing Date in any jurisdiction in respect of the
Property,  and, except as disclosed on SCHEDULE 4.2(J), Seller is not a party to or bound under any agreement or legal  obligation  authorizing any party to file any such financing statement.

                    (ii)   SCHEDULE  1.1(A)(III)  sets  forth,  with  respect to
Personal  Property Leases,  the commencement  date,  termination  date,  renewal options,  if any, and annual base rents.  Except as disclosed on SCHEDULE 4.2(J)
and in the  SEC  Reports,  each  such  Personal  Property  Lease  is  valid  and enforceable  in  accordance  with its terms in all respects and is in full force and effect.  Neither  Seller,  nor to the  knowledge of Seller or CHC, any other party  to  any  Personal  Property  Lease,  is in  default  of  its  obligations thereunder,  and Seller (or any other party to any such Personal Property Lease)
has not at any time  delivered or received any notice of default  which  remains uncured under any such Personal  Property Lease and no event has occurred which, with the giving of notice or the passage of time,  or both,  would  constitute a default under any such Lease.

               (k)  TRADEMARKS,  PATENTS AND COPYRIGHTS. (i) Except as disclosed on SCHEDULE  4.2(K),  Seller  owns or has the right to use,  sell or license all
Proprietary Rights and such Proprietary Rights are sufficient for the conduct of the Business of Seller as it is currently being conducted as of the date hereof.
SCHEDULE 1.1(A)(II) hereto lists each patent,  patent right, patent application, tradename, trademark, trade name registration, trademark registration, trademark application, copyright registration, copyright registration application, service mark, brand mark and brand name, trade secret,  formula,  source and object code owned or licensed by Seller,  and any license for any of the  foregoing  in each case.

                    (ii)   Except  as   disclosed   on  SCHEDULE   4.2(K),   the
execution,  delivery and  performance of this Agreement and the  consummation of the  transactions  contemplated  hereby  will not  constitute  a  breach  of any instrument or agreement  governing any  Proprietary  Rights,  will not cause the forfeiture or  termination  or give rise to a right of forfeiture or termination of any  Proprietary  Rights or impair the right of the Business to use,  sell or license any Proprietary Rights or any portion thereof.

                    (iii)  Except as disclosed on SCHEDULE  4.2(K),  neither the manufacture,  marketing, license, sale or intended use of any product or service currently  sold violates any license or agreement  between  Seller and any third party  relating to such product or service or to the  knowledge of Seller or CHC infringes any  intellectual  property right of any other party,  and there is no pending  or,  to  either  Seller's  or  CHC's  knowledge,  threatened  claim  or litigation contesting the validity and Seller's ownership or right to use, sell, license or dispose of any  Proprietary  Right nor has Seller received any notice

                                       14

asserting  that any  Proprietary  Right or the proposed  use,  sale,  license or disposition  thereof  conflicts  or will  conflict  with the rights of any other party, and Seller has neither licensed the use of the Proprietary  Rights to any third  party nor  permitted  the use by any third  party of the same in a manner which would infringe the Proprietary Rights of Seller.

                    (iv)   Except as disclosed on SCHEDULE 4.2(K), no current or
prior  members,  officers,  employees or  consultants of Seller have asserted in writing,  nor to the  knowledge  of  Seller or CHC  threatened,  any claim to an ownership  interest in any of the Proprietary  Rights as a result of having been involved in the  development of such property while employed by or consulting to the Business or otherwise.

               (l)  ACCOUNTS  RECEIVABLE.  The  Receivables  listed on  SCHEDULE
1.1(A)(VII)  are or will be subsisting;  arose or will arise in the ordinary and usual  course  of  Seller's  business;  are not and will not be  subject  to any counterclaim,  set-off or defense known to the Seller;  and are not and will not be subject to any lien or encumbrance, other than Permitted Liens.

               (m)  LEGAL PROCEEDINGS,  CLAIMS,  INVESTIGATIONS,  ETC. Except as
disclosed  on  SCHEDULE  4.2(M)  and in the  SEC  Reports,  there  is no  legal, administrative,  arbitration  or other  action  or  proceeding  or  governmental investigation  pending  against  Seller or, to the  knowledge  of Seller or CHC, pending against any member, officer or employee thereof.  Except as disclosed on
SCHEDULE  4.2(M) and in the SEC  Reports,  Seller has not been  informed  of any violation of or default under,  any laws,  ordinances,  regulations,  judgments, injunctions,  orders or decrees (including without  limitation,  any immigration laws or regulations) of any court, governmental department,  commission, agency, instrumentality or arbitrator. Except as disclosed in SCHEDULE 4.2(M) and in the
SEC  Reports,  the  Seller is not  currently  subject  to any  judgment,  order, injunction or decree of any court, arbitral authority,  administrative agency or
Governmental Authority.

               (n)  CONTRACTS.  SCHEDULE  1.1(A)(IV)  sets forth a complete  and accurate  list of all  contracts  or  agreements  to  which  Seller  is a party, involving either aggregate consideration payable to or by Seller of $50,000 in a twelve month period or the Property,  and Seller has provided or made  available to Buyer copies of all of such Contracts ("MATERIAL  CONTRACTS").  Each Material
Contract  (i) is in full force and effect  and is binding  upon and  enforceable against  Seller,  and,  to the  knowledge  of Seller or CHC,  all other  parties thereto in accordance  with its terms,  (ii) has not been  otherwise  materially amended or modified by Seller  except as specified in such Schedule and (iii) is not in  material  default  due to the action of Seller or, to the  knowledge  of
Seller or CHC, any other party thereto. Without limiting Section 4.2(v), neither
Seller  nor CHC has  received  notice  that any party to any  Material  Contract intends to cancel or  terminate  such  Contract,  and neither  Seller nor CHC is aware of any  pending,  or to either  Seller's and CHC's  knowledge,  threatened dispute  or other  information  that might  result in any party to any  Material
Contract canceling or terminating such Contract.

               (o)  CERTAIN TRANSACTIONS.  No officer or employee of Seller, nor any member of any such  person's  family is  presently  a party to any  material transaction with Seller, including without limitation,  any contract,  agreement or other  arrangement  (i)  providing  for the  furnishing  of services by, (ii)
providing for the rental of real or personal  property from, or (iii)  otherwise requiring payments to (other than for services as managers,  officers, directors or employees of the Seller),  any such person or any  corporation,  partnership,

                                       15

trust or other entity in which any such person has a  substantial  interest as a stockholder, officer, director, trustee or partner.

               (p)  BROKER. Other than Jefferies Broadview, no broker, finder or investment  banker  is  entitled  to any  brokerage  or  finder's  fee or  other commission from Seller in connection with the transactions  contemplated  hereby based on the arrangements made by or on behalf of Seller.

               (q)  LICENSES.  Seller is the  holder of all state,  federal  and local licenses,  permits and approvals required to conduct the Business as it is presently being  conducted,  except where the failure to hold the same would not have a Seller Material Adverse Effect. Except as set forth on SCHEDULE 4.2(Q)(I)
and in the SEC  Reports,  all of the  Permits  are in good  standing,  valid and effective,  and free and clear of any liens,  conditions or  restrictions  which might limit their full utilization as authorized by any governmental  authority.
SCHEDULE 1.1(A)(V) lists each transferable Permit held by Seller and its date of expiration.  SCHEDULE  4.2(Q)(II)  sets forth  those  Permits  issued by various
Governmental  Authorities to Seller that are not assignable.  Seller's inability to assign such Permits to Buyer shall not  constitute a breach or default of any provision of this Agreement.

               (r)  COMPLIANCE  WITH LAW. Except as set forth on SCHEDULE 4.2(R)
and in the SEC Reports,  Seller has complied in all material  respects  with all
Laws, which are applicable to or binding upon the Business or the Property.

               (s)  BOOKS OF ACCOUNT;  RECORDS.  The general  ledgers,  books of account and other records of Seller are complete and correct in all respects and have been  maintained  in  accordance  with  good  business  practices  and on a consistent basis from period to period reflected therein.

               (t)  CONDITION OF THE  PROPERTY.  EXCEPT AS  OTHERWISE  EXPRESSLY
PROVIDED  HEREIN,  ALL OF THE  PROPERTY IS CONVEYED TO BUYER AS IS, WHERE IS AND
SELLER AND CHC HEREBY DISCLAIM ALL WARRANTIES WITH RESPECT  THERETO,  INCLUDING,
WITHOUT  LIMITATION,  WARRANTIES OF  MERCHANTABILITY OR FITNESS FOR A PARTICULAR
PURPOSE.

               (u)  ACCOUNTS PAYABLE. All of Seller's accounts payable have been incurred in the ordinary course of business consistent with past practice.

               (v)  CUSTOMERS. Except as set forth on SCHEDULE 4.2(V) and in the
SEC Reports,  there are no pending,  or to either Seller's and CHC's  knowledge, threatened disputes between Seller and any of the licensors, licensees, vendors, suppliers,  clients or customers of the Business or other  parties  which in any way relate to Seller's operation of the Business. Neither Seller nor CHC has any information, or is aware of any facts, indicating that any licensors, licensees, vendors, suppliers,  clients or customers of the Business or other parties which in any way relate to Seller's operation of the Business,  intends to cease doing business  with  Seller or  materially  alter the  amount  of  business  they are presently doing with Seller, and neither Seller nor CHC is aware of any pending, or  to  either  Seller's  and  CHC's  knowledge,  threatened  dispute  or  other information that might result in any licensors,  licensees,  vendors, suppliers, clients or customers of the Business or other parties which in any way relate to
Seller's  operation  of the  Business,  ceasing to do  business  with  Seller or

                                       16

materially  altering the amount of business they are presently doing with Seller or any disputes between Seller and any of the vendors,  suppliers,  or customers of the Business or other parties  which in any way relate to Seller's  operation of the Business.

               (w)  ENTIRE  BUSINESS.  The  sale of the  Property  to be sold by
Seller to Buyer  pursuant  to this  Agreement  will  convey to Buyer the  entire
Business and all of the tangible and intangible property used by Seller (whether owned, leased or held under license by Seller) in connection with the conduct of the Business as heretofore conducted by Seller.

                                    ARTICLE V

                                    COVENANTS

     Section 5.1    CONDUCT OF BUSINESS.  Between the date of this Agreement and the Closing Date, Seller shall, and CHC shall cause Seller to:

               (a)  Conduct the Business and enter into transactions only in the ordinary  course in accordance  with past practices and,  without  Buyer's prior written  consent,  refrain from changing or introducing any method of management or operations;

               (b)  Refrain from making any changes in its accounting practices,
including  with  respect  to  revenue  and  expense   recognition   methods  and
depreciation or amortization methods, policies or rates;

               (c)  Continue  all  accounts  receivable  collection  efforts and accounts payable payments in the ordinary course consistent with past practices;

               (d)  Refrain from making any purchase,  sale, or  disposition  of any asset or property in excess of $100,000 or, in the  aggregate,  in excess of
$250,000  (including,  without  limitation,  any mortgage loan in excess of such amount),  other than in the  ordinary  course of business  and from  mortgaging, pledging, subjecting to a Lien or otherwise encumbering any of its properties or assets;

               (e)  Refrain  from  incurring  any  contingent   liability  as  a
guarantor  or  otherwise  with respect to the  obligations  of others,  and from incurring any other contingent or fixed obligations or liabilities;

               (f)  Refrain from  entering  into  transactions  with  affiliated persons or entities;

               (g)  Except as set forth on  SCHEDULE  5.1 hereto,  refrain  from declaring,  setting aside, or paying any dividend, making any other distribution in respect of its capital  stock,  or making any direct or indirect  redemption, purchase, or other acquisition of its stock;

               (h)  Refrain from making any change in the  compensation  payable or to become payable to any of its officers,  employees,  agents, or independent contractors,  and from adopting or amending in any material respect any employee benefit plan;

                                       17

               (i)  Refrain from amending its  Certificate of  Incorporation  or by-laws without the consent of Buyer;

               (j)  Refrain   from    canceling   any   material    indebtedness
(individually  or in the aggregate) or waive any claims or rights of substantial value;

               (k)  Refrain from entering into any material contract,  including any lease of real  property,  without  the  consent of Buyer,  other than in the ordinary course of business;

               (l)  Refrain  from   materially   modifying   or   amending,   or
terminating  or  permitting  the lapse of,  any  material  contracts  or leases, without the consent of Buyer, other than in the ordinary course of business;

               (m)  Refrain  from making,  or  committing  to make,  any capital expenditure  in excess of $100,000  and  $250,000 in the  aggregate  without the consent of Buyer;

               (n)  Have in effect and  maintain at all times all  insurance  of the kind, in the amount, and with the insurers previously  disclosed to Buyer or equivalent insurance with any substitute insurers approved in writing by Buyer;

               (o)  Furnish to Buyer and its  attorneys,  accountants,  advisors and other representatives  (collectively,  "REPRESENTATIVES") such financial and other  information  with respect to the Business or its assets as Buyer may from time to time reasonably request;

               (p)  Provide Buyer and its Representatives with full and complete access  at  reasonable  times  and upon  reasonable  prior  notice to all of the facilities,  books and records (including marketing  statistics) of the Business and of Seller;

               (q)  Provide Buyer and its Representatives with full and complete access to, and reasonably assist Buyer and its  Representatives  with,  Seller's licensors, licensees, vendors, suppliers, clients and customers;

               (r)  Perform or permit the  following:  (i) permit  Buyer and its
Representatives to conduct a full investigation of the Property,  including, but not limited to, books, records, contracts, and such other documents as Buyer may reasonably request, as well as the operating condition,  environmental condition and other aspects of the Purchased  Assets and (ii)  cooperate  fully with Buyer
and  its   Representatives,   and  cause  its   employees,   agents   and  other
Representatives to cooperate fully with Buyer and its  Representatives,  for the purpose of enabling  Buyer and its  Representatives  to conduct  the  activities described above; and

               (s)  Maintain  the overall  marketing  effort of the  Business at levels  consistent with the past practices of Seller,  except as may be modified in the ordinary course of business.

     Section 5.2    NOTICE OF DEFAULT.  From the date hereof  until the Closing, promptly  upon the  occurrence  of, or  promptly  upon Seller or CHC, on the one hand, or Buyer or Axium,  on the other hand,  becoming aware of the impending or threatened  occurrence of, any event which would cause or constitute a breach or default  hereunder,  or would have caused or constituted a breach or default had such event occurred or been known to Seller or CHC, on the one hand, or Buyer or

                                       18

Axium,  on  the  other  hand,   prior  to  the  date  hereof,   of  any  of  the
representations,  warranties, or covenants of Seller or CHC, on the one hand, or
Buyer or Axium, on the other hand, contained in or referred to in this Agreement or in any Schedule or Exhibit  referred to in this  Agreement,  Seller or CHC or
Buyer or Axium (as  applicable)  shall give detailed  written  notice thereof to
Buyer or Seller (as  applicable)  and shall use its  reasonable  best efforts to prevent or promptly remedy the same.

     Section  5.3   CONFIDENTIALITY.  Subject to the  provisions of SECTION 9.10 and except as  otherwise  required by law,  Seller,  CHC,  Buyer and Axium shall protect  and  maintain  the  confidentiality  of  all  matters  related  to  and contemplated  by this  Agreement  and the  agreements  executed and delivered in connection herewith.

     Section 5.4    PRESERVATION  OF BOOKS  AND  RECORDS.  Until  at  least  the expiration  of ninety  (90) days after the  Closing  Date,  CHC and Seller  will preserve  and  maintain  all of  Seller's  books and  records  and all books and records of CHC exclusively  related to the Business that are in their possession and not  otherwise  transferred  to Buyer  pursuant to this  Agreement  and will provide  Buyer and its  auditors,  employees  and agents with full access to the records of Seller (other than Seller's  attorney-client  communications and work product) upon  reasonable  notice during normal  business  hours and shall allow
Buyer and its auditors, employees and agents, at Buyer's expense, to make copies of such documents,  records and other information  pertaining to the Business as
Buyer may  reasonably  request.  If CHC or Seller desires to dispose of any such books and  records  before the  expiration  of such  period,  CHC or Seller,  as applicable, will first give written notice thereof to Buyer and will, at Buyer's option and expense,  appropriately package and deliver such books and records to
Buyer at such  location  as Buyer shall  designate.  If upon  receiving  written notice of CHC's or Seller's  desire to dispose of books and records,  Buyer does not direct CHC or  Seller,  as  applicable,  to deliver  such books and  records within 45 days, then CHC or Seller, as applicable, may dispose of such books and records without violating the terms of this Agreement.

     Section  5.5   CHC SHAREHOLDERS  MEETING.  CHC, acting through its Board of
Directors,   shall,  in  accordance  with  the  applicable   provisions  of  its
Certificate of  Incorporation  and the NYBCL,  use its  commercially  reasonable efforts to obtain the  approval  of its  shareholders  and the  adoption of this
Agreement  and  the  transactions   contemplated  hereby  (the   "TRANSACTION"),
including:

                    (i)    As promptly as  practicable  following  the execution
and delivery of this  Agreement,  duly call,  give notice of, convene and hold a special meeting of its shareholders (the "SPECIAL  MEETING") for the purposes of considering and taking action upon the approval and adoption of the Transaction;

                    (ii)   As promptly as  practicable  following  the execution
and delivery of this Agreement,  subject to SECTION 5.10,  declare advisable and recommend to its  shareholders  that they approve the Transaction and adopt this
Agreement,  and  include  disclosure  regarding  the  approval of CHC's Board of
Directors (the "CHC BOARD"); and

                    (iii)  As promptly as  practicable  following  the execution and delivery of this Agreement,  but in no event later than the later of (a) the expiration of twenty (20) calendar days after the full execution and delivery of

                                       19

this Agreement, if a definitive agreement is not executed by CHC for the sale of all or  substantially  all of the assets of CHC's Commercial  Services  Business
Unit (the "SALE OF  COMMERCIAL"),  or (b) the  expiration  of  thirty-four  (34)
calendar  days after the full  execution  and delivery of this  Agreement,  if a definitive agreement is executed by CHC for the Sale of Commercial,  prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy or  information  statement  (y)  relating  solely  to the  Transaction  and this
Agreement,  if a  definitive  agreement  is not  executed by CHC for the Sale of
Commercial, or (z) relating solely to the Transaction,  this Agreement, the Sale of Commercial and the adoption of a plan of liquidation for CHC, if a definitive agreement  is executed by CHC for the Sale of  Commercial,  and, in either case, obtain and  furnish  the  information  required to be included by the SEC in the proxy or  information  statement  and, after  consultation  with Buyer,  respond promptly to any comments made by the SEC with respect to the  preliminary  proxy or information statement and cause a definitive proxy or information  statement, including any  amendments or supplements  thereto (the "PROXY  STATEMENT") to be mailed to its shareholders at the earliest practicable date.

     Notwithstanding  anything herein to the contrary,  in no event shall CHC or its Board of  Directors be required to take any of the actions set forth in this
Section  5.5 prior to the date  specified  in  subclause  (a) or (b) of  Section
5.5(iii), as applicable.

     Section 5.6    ADDITIONAL COVENANTS.  Seller, Buyer, CHC and Axium covenant and agree, subject to the conditions set forth herein, to proceed diligently and to use reasonable  efforts to take or cause to be taken all actions and to do or cause to be done all things  necessary,  proper and advisable to consummate  the transactions  contemplated  by this  Agreement  and to prepare and execute  such additional  documents and to take or cause to be taken such additional  actions, as either party may reasonably  request  pursuant to the terms and conditions of this Agreement.

     Section 5.7    SALES AND  TRANSFER  TAXES.  All sales and  transfer  taxes, recording taxes, and similar taxes and charges,  incurred in connection with the sale of the Property under this Agreement will be borne by Buyer.

     Section 5.8    TRANSFERRED EMPLOYEES.

               (a)  OFFER OF EMPLOYMENT.  Subject to and in accordance  with the provisions of this SECTION 5.8, Buyer shall,  effective upon the Closing,  offer full-time employment to substantially all (i.e., at least 90% and up to 100%) of the  employees  who  are  employed  by  Seller  as  of  the  Closing  Date  (the
"EMPLOYEES")  on terms and conditions  comparable to the terms and conditions of
employment  and  benefits  for  current   employees  of  Buyer  in  similar  job
classifications  and grades.  Buyer shall hire all of the  Employees  who accept such offer. Buyer will deliver to Seller a list of all of the Employees who have accepted an offer of employment  from Buyer promptly after the Closing.  Each of the  Employees  who  actually  becomes a  full-time  employee  of Buyer upon the
Closing is hereinafter referred to as a "TRANSFERRED EMPLOYEE."

               (b)  TRANSITION.  The employment of each Transferred  Employee by
Seller  shall end  effective  as of the close of  business on the day before the
Closing  Date and the  employment  of the  Transferred  Employees by Buyer shall commence at or after 12:01 a.m. on the day of the Closing Date.

                                       20

               (c)  RETENTION OF EMPLOYEES PRIOR TO CLOSING. Seller shall expend its reasonable efforts to assist Buyer in securing the employment on the Closing
Date of the Employees;  provided,  however, that Seller shall not be required to incur any financial  obligation  beyond  continuing to pay for current  employee compensation  and benefits prior to the Closing in connection with the foregoing unless otherwise required by this Agreement.

               (d)  COMPENSATION AND BENEFITS OF TRANSFERRED EMPLOYEES. Coverage
for  Transferred  Employees  under  Buyer's  benefit  plans and  programs  shall commence as of 12:01 a.m.  on the Closing  Date.  Buyer shall  maintain  for the benefit  of  Transferred  Employees  a  package  of  employee  benefits  that is comparable  in the  aggregate  to the  employee  benefit  programs  for  current employees of Buyer in similar job classifications and grades.

               (e)  EMPLOYEES  OTHER THAN  TRANSFERRED  EMPLOYEES.  Seller shall retain  responsibility  only for employees of Seller who do not accept offers of employment from Buyer.

     Section  5.9   NONCOMPETE.  For a period of three (3) years  from and after the Closing  Date,  neither CHC nor Seller shall engage or compete,  directly or indirectly,  on its own account or as an equity holder,  agent,  partner,  joint venturer or  consultant,  in or with any business  entity that is engaged in the sale, distribution,  manufacture or provision of products or services heretofore sold, distributed,  manufactured or provided by the Business;  provided that CHC and its  affiliates  shall be entitled to conduct and operate the businesses and operations  of the  Commercial  Services  Business  Unit  of  CHC  as  currently conducted by CHC even if such businesses or operations might be deemed to be the
same  as  or  to  compete  with  the  products  or  services   heretofore  sold,
distributed, manufactured or provided by the Business.

     Section 5.10   SUPERIOR OFFER.  Notwithstanding  anything in this Agreement to the  contrary,  the CHC  Board  may at any  time  prior to the  Closing,  (x)
withdraw  or modify its  approval or  recommendation  of this  Agreement  or the
Transaction or (y) approve or recommend a Superior Offer (as herein defined) if:
(A) a bona fide written offer is made to CHC by a third party for an Acquisition
Proposal, and such offer is not withdrawn;  (B) the CHC Board determines in good
faith,  after   consultation  with  its  financial  advisor,   that  such  offer
constitutes  a Superior  Offer;  (C) following  consultation  with outside legal counsel, the CHC Board or a committee of disinterested directors determines that the  withdrawal  or  modification  of its  approval  or  recommendation  of this
Agreement or the Transaction is required to comply with the fiduciary  duties of the CHC Board to the shareholders of CHC under applicable Law; (D) such approval or  recommendation  is not withdrawn or modified in a manner adverse to Buyer at any time prior to five (5) business days after Buyer and Axium  receive  written notice from CHC confirming  that the CHC Board has determined that such offer is a Superior Offer,  setting forth in reasonable detail all material terms of such
Superior Offer;  and (E) at the end of such five (5) business day period,  after taking  into  account  any  adjustment  or  modification  of the  terms  of this
Agreement  proposed by Buyer or Axium (and any adjustment or modification of the terms of such Acquisition Proposal), the CHC Board again makes the determination in  good  faith  that  the  withdrawal  or  modification  of  such  approval  or recommendation  of this Agreement or the  Transaction is required to comply with the  fiduciary  duties  of the  CHC  Board  to  the  shareholders  of CHC  under applicable  Law. For purposes of this Agreement,  (i) the term "SUPERIOR  OFFER"

                                       21

means an Acquisition  Proposal on terms that the CHC Board  determines,  in good faith, based upon consultations with its outside legal counsel and its financial advisor,  that if consummated,  is more favorable to CHC's shareholders than the
Transaction or this Agreement and is reasonably likely to be consummated, taking into account all legal,  financial and  regulatory  aspects of the offer and the person making the offer and would, if  consummated,  be in the best interests of the  shareholders of CHC and (ii) the term  "ACQUISITION  PROPOSAL" means (other than the transaction  contemplated  by this Agreement) any inquiry,  proposal or offer from any person  relating  to (1) any direct or  indirect  acquisition  or purchase of the Business or (2) any direct or indirect  acquisition  or purchase of assets representing 20% or more of the assets of CHC, (3) any issuance, sale, or other  disposition  of (including by way of merger,  consolidation,  business
combination,   share  exchange,  joint  venture,  or  any  similar  transaction)
securities  (or  options,   rights  or  warrants  to  purchase,   or  securities
convertible into or exchangeable for, such securities)  representing 20% or more of the  voting  power of CHC,  (4) any  tender  offer,  exchange  offer or other transaction  in which,  if  consummated,  any person  shall  acquire  beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial  ownership,  or any "group" (as such term is defined under the Exchange  Act) shall have been formed which  beneficially  owns or has the right to acquire  beneficial  ownership,  of 20% or more of the  outstanding voting capital stock of CHC, or (5) any merger,  consolidation,  share exchange, business  combination,  recapitalization,  liquidation or dissolution  involving
CHC.

     Section 5.11   NAME  CHANGE.  Within  twenty (20)  business  days after the
Closing  Date,  Seller shall change its name to a name not  confusingly  similar with its current name.

     Section 5.12   CONVERSION TO LLC.  Notwithstanding  any other  provision of this Agreement,  CHC shall be entitled to convert Seller to a limited  liability company or liquidate and dissolve  Seller at any time in its discretion  without the consent of Buyer or Axium.

     Section 5.13   TRANSITION SERVICES AGREEMENT.  The parties hereto intend to enter into a Transition  Services Agreement on the Closing Date substantially in the form set forth as EXHIBIT F hereto  (the  "TRANSITION  SERVICES  AGREEMENT")
providing  for such Items of Service  (as  defined  in the  Transition  Services
Agreement) as the Buyer may reasonably request by notice to the Seller given not later than forty-five (45) days prior to the Closing.

     Section  5.14  NO AMENDMENT  OF  FINANCING.  Neither  Axium nor Buyer shall amend, supplement or modify its financing of the acquisition of the Property and its assumption of the Assumed Liabilities, as to be provided by GoldenTree Asset
Management, LP pursuant to its commitment letter with Axium of October 16, 2006, a copy of which  has been  provided  to CHC and  Seller,  so as to  prevent  the transactions contemplated by this Agreement.

                                       22

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

     Section 6.1    CONDITIONS TO OBLIGATIONS OF SELLER AND CHC. The obligations of Seller and CHC to consummate the transactions contemplated this Agreement are subject to the  fulfillment,  or waiver by Seller or CHC, as of the Closing,  of the following conditions precedent:

               (a)  REPRESENTATIONS:   WARRANTIES;   COVENANTS.   All   of   the
representations and warranties of Axium and Buyer contained in SECTION 4.1 shall be true and correct in all material  respects on and as of the Closing Date with the same effect as though such  representations  and warranties had been made on and as of such date and Axium and Buyer shall,  on or before the  Closing,  have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing.

               (b)  CERTIFICATES  FROM  OFFICER  OF AXIUM AND  BUYER.  Axium and
Buyer shall have  delivered to Seller and CHC a certificate  of the President of
Axium and Buyer dated as of the Closing  Date to the effect that the  statements set forth in paragraph (a) above in this SECTION 6.1 are true and correct.

               (c)  NO ADVERSE  PROCEEDINGS.  No law, rule or  regulation  shall have  been  enacted  or  promulgated,  and no  investigation,  action,  suit  or proceeding shall have been threatened or instituted  against Seller,  CHC, Axium or Buyer,  which, in any such case, in the reasonable judgment of Seller or CHC, prohibits or precludes the consummation of the transactions contemplated hereby, or which claims,  or might give rise to a claim for,  damages  against Seller or
CHC as a result of the consummation of such transaction.

               (d)  SHAREHOLDER  APPROVAL.  The  shareholders  of CHC shall have duly  approved  this  Agreement  and the  transactions  contemplated  hereby  in accordance  with  CHC's  Certificate  of  Incorporation  and  the  NYBCL  and as
contemplated by this Agreement.

               (e)  FAIRNESS  OPINION NOT  WITHDRAWN OR MODIFIED.  Any financial advisor's  opinion  received by the CHC Board to the effect that this  Agreement and the  Transaction and the  consideration  to be received Seller in connection herewith is fair to Seller  from a  financial  point of view shall not have been withdrawn or materially modified.

               (f)  BUYER'S SECRETARY'S CERTIFICATE.  Buyer shall have delivered a certificate,  dated the Closing Date,  executed by Buyer's  Secretary,  to the effect that (A) the Certificate of Incorporation and by-laws of Buyer shall have not been  amended  since the date upon which  certified  copies of each had been delivered  to Seller  and CHC and  remain in full  force and  effect and (B) the officers  executing this Agreement and the Buyer Agreements are duly elected and hold the offices set forth therein,  with copies of resolutions  approved by the
Board of Directors of Buyer attached as an exhibit thereto.

               (g)  AXIUM'S SECRETARY'S CERTIFICATE.  Axium shall have delivered a certificate,  dated the Closing Date,  executed by Axium's  Secretary,  to the effect that (A) the Certificate of Incorporation and by-laws of Axium shall have not been  amended  since the date upon which  certified  copies of each had been delivered  to Seller  and CHC and  remain in full  force and  effect and (B) the

                                       23

officers  executing this Agreement and the Buyer Agreements are duly elected and hold the offices set forth therein,  with copies of resolutions  approved by the
Board of Directors of Axium attached as an exhibit thereto.

               (h)  BILL OF SALE.  Buyer shall have  delivered  a duly  executed copy of the Bill of Sale and such deeds, assignments,  certificates of title and other instruments of transfer and conveyance,  conveying,  selling, transferring and  assigning to Buyer title to all of the Property  (subject to SECTION  1.3), free  and  clear of all  security  interests,  liens,  charges  or  encumbrances whatsoever, except for Permitted Liens and those liens assumed by Buyer pursuant to this Agreement or the Bill of Sale; together with the written consents of all parties necessary in order to duly transfer such title to the extent obtained.

               (i)  PURCHASE PRICE.  Buyer shall have paid the Purchase Price as provided in SECTION 2.1(B).

               (j)  SOLVENCY   CERTIFICATE.   Buyer   shall  have   delivered  a
certificate  dated the Closing Date, in  substantially in the form of EXHIBIT C, signed by the Chief Financial Officer of Buyer, certifying that Buyer is Solvent on the Closing Date after giving effect to the transactions  contemplated hereby
(the "BUYER'S SOLVENCY CERTIFICATE").

               (k)  HSR ACT. The required waiting period under the HSR Act shall have expired or been  terminated  without  adverse  action by the Federal  Trade
Commission or United States Department of Justice.

               (l)  CONSENTS.  Buyer shall have  delivered a copy of the consent of each  Governmental  Authority and each other person whose consent is required for the consummation of the  transactions  contemplated by this Agreement or for the assignment of any of the Property of Seller to Buyer.

     Section 6.2    CONDITIONS  TO THE  OBLIGATIONS  OF  BUYER  AND  AXIUM.  The
obligations of Axium and Buyer to consummate the  transactions  contemplated  by this Agreement are subject to the fulfillment,  or waiver by Axium and Buyer, as of the Closing, of the following conditions precedent:

               (a)  REPRESENTATIONS;   WARRANTIES;   COVENANTS.   All   of   the
representations  and warranties of Seller and CHC contained in SECTION 4.2 shall be true and correct in all material  respects on and as of the Closing Date with the same effect as though such  representations  and warranties had been made on and as of such date;  and Seller and CHC shall,  on or before the Closing,  have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing.

               (b)  CERTIFICATES  FROM OFFICER OF SELLER AND CHC. Seller and CHC
shall have  delivered to Buyer a certificate  of the President of Seller and CHC dated as of the  Closing  Date to the effect  that the  statements  set forth in paragraph (a) above in this SECTION 6.2 are true and correct.

               (c)  NO ADVERSE  PROCEEDINGS.  No law, rule or  regulation  shall have  been  enacted  or  promulgated,  and no  investigation,  action,  suit  or proceeding shall have been threatened or instituted  against Seller,  CHC, Buyer

                                       24

or Axium, which, in any such case, in the reasonable judgment of Buyer or Axium, prohibits or precludes the consummation of the transactions contemplated hereby, or which claims,  or might give rise to a claim for,  damages  against Seller or
CHC as a result of the consummation of such transaction.

               (d)  SHAREHOLDER  APPROVAL.  The  shareholders  of CHC shall have duly  approved  this  Agreement  and the  transactions  contemplated  hereby  in accordance  with  CHC's  Certificate  of  Incorporation  and  the  NYBCL  and as
contemplated by this Agreement.

               (e)  SELLER'S   SECRETARY'S   CERTIFICATE.   Seller   shall  have
delivered a certificate, dated the Closing Date, executed by Seller's Secretary, to the effect that (A) the  Certificate  of  Incorporation  and bylaws of Seller shall have not been amended since the date upon which  certified  copies of each had been  delivered  to Buyer and  remain in full  force and  effect and (B) the officers  executing this Agreement and Seller Agreements on behalf of Seller are duly elected and hold the offices set forth therein,  with copies of resolutions approved by the Board of Directors of Seller attached as an exhibit thereto.

               (f)  CHC'S  SECRETARY'S  CERTIFICATE.  CHC shall have delivered a certificate,  dated the Closing Date, executed by CHC's Secretary, to the effect that the officers executing this Agreement on behalf of CHC are duly elected and hold the offices set forth therein,  with copies of resolutions  approved by the
CHC Board attached as an exhibit thereto.

               (g)  BILL OF SALE.  Seller shall have  delivered a duly  executed copy of the Bill of Sale and such deeds, assignments,  certificates of title and other instruments of transfer and conveyance,  conveying,  selling, transferring and  assigning to Buyer title to all of the Property  (subject to SECTION  1.3), free  and  clear of all  security  interests,  liens,  charges  or  encumbrances whatsoever, except for Permitted Liens and those liens assumed by Buyer pursuant to this Agreement or the Bill of Sale; together with the written consents of all parties  necessary in order to duly transfer such title to the extent  obtained.

               (h)  IP ASSIGNMENT. Seller shall have delivered the Assignment of
Intellectual  Property  Rights in the form attached hereto as EXHIBIT D (the "IP
ASSIGNMENT").

               (i)  CONSENTS.  Seller shall have delivered a copy of the consent of each Governmental Authority whose consent is required for the consummation of the transactions  contemplated by this Agreement or for the assignment of any of the Property.

               (j)  HSR ACT. The required waiting period under the HSR Act shall have expired or been  terminated  without  adverse  action by the Federal  Trade
Commission or United States Department of Justice.

               (k)  SOLVENCY   CERTIFICATE.   Seller  shall  have   delivered  a
certificate  dated the Closing Date, in  substantially in the form of Exhibit E, signed by the Chief  Financial  Officer of  Seller,  certifying  that  Seller is
Solvent on the Closing Date after giving effect to the transactions contemplated hereby ("SELLER'S SOLVENCY CERTIFICATE").

               (l)  VENDOR CASH.  Seller shall have delivered to Axium and Buyer an  accounting  as of the  Closing  Date of all Vendor Cash to be  disbursed  to
Seller's  vendors in accordance  with the client payment terms,  identifying the

                                       25

client-specific bank accounts in which such Vendor Cash has been deposited,  the clients to which such  Vendor  cash  relates  and the  amounts  and dates of the payments to be made.

                                  ARTICLE VII

                                 INDEMNIFICATION

     Section  7.1   INDEMNIFICATION   OF  AXIUM  AND   BUYER.   Subject  to  the
limitations  contained  in  this  Article  VII,  Seller  and  CHC,  jointly  and severally,  agree to  indemnify,  defend and hold  harmless  Axium and Buyer and
their  respective  directors,  officers,  stockholders,   Affiliates,  partners,
employees,  consultants,  successors  and  assigns  from and against any and all
indebtedness,    liabilities,   claims,   losses,   damages,   deficiencies   or
responsibilities,   fixed  or  unfixed,   choate  or  inchoate,   liquidated  or
unliquidated,  secured or unsecured,  accrued, absolute, contingent or otherwise
(including punitive or exemplary damages and fines or penalties and any interest thereon),  expenses (including  reasonable fees and disbursements of counsel and expenses of investigation and defense), liens or other obligations of any nature whatsoever  (hereinafter  individually,  a "Loss"  and  collectively,  "LOSSES")
which,  directly or indirectly,  arise out of, result from or relate to: (a) any inaccuracy in or any breach of any representation and warranty, or any breach of any covenant or agreement,  of Seller or CHC  contained in this  Agreement or in any document or other papers delivered pursuant to this Agreement, provided that a claim for indemnity is asserted on or before the  expiration of six (6) months after the Closing Date,  provided that the  indemnification  liability of Seller and CHC to Axium and Buyer under this Article VII shall not exceed the aggregate amount of eight million  dollars  ($8,000,000)  and that neither Axium nor Buyer shall  make any claim  for  indemnification  by  Seller  and CHC until the total claims  for  indemnification  of Axium or Buyer are at least two  hundred  fifty thousand  dollars  ($250,000);  and (b) any  claim for  indemnification,  or any litigation whether listed on the litigation  schedule or not, by Hewlett-Packard
Company,  or its affiliates or  subsidiaries,  for any Loss which arises out of, results from or relates to occurrences prior to or at the Closing Date.

     Section  7.2   INDEMNIFICATION   OF  CHC  AND   SELLER.   Subject   to  the
limitations  contained in this Article  VII,  both Axium and Buyer,  jointly and severally, agree to indemnify,  defend and hold harmless Seller and CHC from and against any and all Losses which,  directly or indirectly,  arise out of, result from or relate to any  inaccuracy  in or any  breach of any  representation  and warranty,  or any  breach  of any  covenant  or  agreement,  of  Axium  or Buyer contained  in this  Agreement  or in any  documents  or other  papers  delivered pursuant to this  Agreement,  PROVIDED that a claim for indemnity is asserted on or before the expiration of six (6) months after the Closing Date, provided that the  indemnification  liability  of Axium and Buyer to Seller and CHC under this
Article  VII shall not  exceed the  aggregate  amount of eight  million  dollars
($8,000,000)  and  that  neither  Seller  nor  CHC  shall  make  any  claim  for indemnification by Axium and Buyer until the total claims for indemnification of
Seller or CHC are at least two hundred fifty thousand dollars ($250,000).

     Section  7.3   METHOD OF ASSERTING  CLAIMS.  The party making a claim under this Article VII is referred to as the "INDEMNIFIED PARTY" and the party against whom such  claims are  asserted  under this  Article  VII is  referred to as the
"INDEMNIFYING PARTY." All claims by any Indemnified Party under this Article VII shall be asserted and resolved as follows:

                                       26

               (a)  In  the  event  that  any  claim  or  demand  for  which  an
Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified  Party by a third party, said Indemnified Party shall with reasonable  promptness,  but in no event later than thirty (30) days after knowledge of the claim or demand,  notify in writing the  Indemnifying  Party of such claim or demand,  specifying the basis for such claim or demand,  and the amount or the estimated  amount  thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such claim and demand; the "Claim Notice");  provided, however, that any failure to give such  Claim  Notice  will not be  deemed a waiver  of any  rights of the
Indemnified Party except to the extent the rights of the Indemnifying  Party are actually prejudiced by such failure. The Indemnifying Party, upon request of the
Indemnified Party,  shall retain counsel (who shall be reasonably  acceptable to the  Indemnified  Party) to represent  the  Indemnified  Party and shall pay the reasonable fees and disbursements of such counsel with regard thereto, provided, however,  that any Indemnified  Party is hereby  authorized prior to the date on which it receives  written notice from the Indemnifying  Party  designating such counsel,  to retain counsel,  whose reasonable fees and expenses shall be at the expense of the Indemnifying Party, to file any motion,  answer or other pleading and take such other action which it reasonably  shall deem  necessary to protect its  interests  or those of the  Indemnifying  Party until the date on which the
Indemnified  Party receives such notice from the Indemnifying  Party.  After the
Indemnifying  Party shall retain such counsel,  the Indemnified Party shall have the right to retain its own  counsel,  but the fees and expenses of such counsel shall be at the expense of such  Indemnified  Party unless (x) the  Indemnifying
Party and the  Indemnified  Party shall have mutually agreed to the retention of such  counsel or (y) the named  parties in any such  proceeding  (including  any impleaded parties) include both the Indemnifying Party and the Indemnified Party and  representation  of both parties by the same counsel would be  inappropriate due to actual or potential  differing  interests  between them. The Indemnifying
Party shall not, in connection  with any  proceedings or related  proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the  Indemnified  Party  (except to the extent  the  Indemnified  Party retained  counsel to protect its (or the  Indemnifying  Party's) rights prior to the  selection  of  counsel by the  Indemnifying  Party.)  If  requested  by the
Indemnifying   Party,  the  Indemnified  Party  agrees  to  cooperate  with  the
Indemnifying  Party and its counsel in contesting  any claim or demand which the
Indemnifying  Party  defends.  A  claim  or  demand  may not be  settled  by the
Indemnifying  Party without the prior written consent of the  Indemnified  Party
(which  consent  will  not be  unreasonably  withheld)  unless,  as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnified Party.

               (b)  In the  event  any  Indemnified  Party  shall  have a  claim against  any  Indemnifying  Party  hereunder  which does not  involve a claim or demand  being  asserted  against  or sought to be  collected  from it by a third party,  the  Indemnified  Party shall send a Claim  Notice with  respect to such claim to the Indemnifying Party.

               (c)  After  delivery of a Claim  Notice,  so long as any right to indemnification  exists pursuant to this Article VII, the affected  parties each agree to retain all Books and  Records  related to such  Claim  Notice.  In each instance,  the Indemnified  Party shall have the right to be kept fully informed by the  Indemnifying  Party  and its legal  counsel  with  respect  to any legal proceedings.  Any information or documents made available to any party hereunder and  designated as  confidential  by the party  providing  such  information  or

                                       27

documents and which is not otherwise  generally  available to the public and not already  within the knowledge of the party to whom the  information  is provided
(unless  otherwise  covered  by  the  confidentiality  provision  of  any  other agreement  among  the  parties  hereto,  or any of them),  and  except as may be required by applicable  law,  shall not be disclosed to any third Person (except for the  representatives of the party being provided with information,  in which
event  the  party  being  provided  with  the  information   shall  request  its
representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

     Section  7.4   EXCLUSIVE REMEDY.  Except for fraud,  willful or intentional misrepresentation  or willful or  intentional  breach of  warranty,  covenant or agreement,  the  indemnification  provided in this Article VII shall be the sole and exclusive post-Closing remedy available to any party against any other party for any  claim  arising  out of any  breach  of a  representation,  warranty  or covenant made pursuant to this Agreement.

                                  ARTICLE VIII

                            TERMINATION OF AGREEMENT

     Section 8.1    TERMINATION.   At  any  time  prior  to  the  Closing,  this
Agreement may be terminated:

               (a)  by mutual  written  consent  of all of the  parties  to this
Agreement; and

               (b)  by any of Buyer,  Seller or CHC, provided such party has not previously been declared in default hereunder, pursuant to written notice to the other parties  hereto,  if the Closing shall not have occurred by March 18, 2007 or by such later date as may be mutually agreed upon by the parties; and

               (c)  by any of Buyer, Seller or CHC if there shall be in effect a final non-appealable court order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

               (d)  by Buyer,  provided  neither  Seller nor CHC has  previously declared Buyer in default  hereunder and terminated  this Agreement  pursuant to
SECTION  8.L(E) hereof,  pursuant to written notice to Seller,  if Seller or CHC breaches any of their respective material representations, warranties, covenants or agreements  contained  herein and, if such breach is curable,  such breach is not cured within five (5) business days after written notice thereof; and

               (e)  by  Seller  or CHC,  provided  neither  Buyer  nor Axium has previously  declared  Seller or CHC in default  hereunder  and  terminated  this
Agreement  pursuant to SECTION  8.1(D)  hereof,  pursuant  to written  notice to
Buyer,  if  Buyer  or  Axium  breaches  any  of  its  material  representations, warranties,  covenants or  agreements  contained  herein,  and if such breach is curable,  such breach is not cured within five (5) business  days after  written notice thereof; and

               (f)  by CHC or Seller,  if the CHC Board shall have  withdrawn or modified in a manner  adverse to Buyer the  approval or  recommendation  of this
Agreement and the Transaction in accordance with SECTION 5.10 of this Agreement, but only (i) after  providing  written  notice to Buyer (a "NOTICE  OF  SUPERIOR
OFFER")  advising  Buyer  that the CHC  Board has  received  a  Superior  Offer,

                                       28

specifying  the  material  terms  and  conditions  of  such  Superior  Offer  in reasonable  detail and identifying  the person making such Superior  Offer,  and
(ii) if Buyer does not,  within five (5) business days of Buyer's receipt of the
Notice of Superior Offer,  make an offer that the CHC Board  determines,  in its good faith judgment (after  consultation  with its advisors),  to be at least as favorable to CHC's shareholders as the Superior Offer; PROVIDED that during such five (5) business day period,  CHC shall  negotiate in good faith with Buyer (to the extent  Buyer  wishes to  negotiate)  to enable Buyer to make such an offer;
PROVIDED FURTHER, that Buyer acknowledges and agrees that concurrently with such
termination   CHC  may  enter  into  a  definitive   agreement   providing   for
implementation of such Superior Offer.

     Section 8.2    EFFECT  OF  TERMINATION.  All  obligations  of  the  parties hereunder  shall  cease upon any  termination  pursuant to SECTION 8.1 (the date such termination  occurs, a "TERMINATION  DATE"),  PROVIDED,  HOWEVER,  that the provisions  of Article VII,  this  Article  VIII and Section  5.3,  Section 9.4,
Section  9.5,  and Section 9.10 hereof  shall  survive any  termination  of this
Agreement  and nothing  herein shall  relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions, or agreements contained herein.

     Section 8.3    TERMINATION PAYMENT. CHC and Seller,  jointly and severally, agree that in order to compensate  Buyer for the direct and substantial  expense and damages  suffered  by Buyer in the event of  termination  of this  Agreement under certain circumstances,  which damages cannot be determined with reasonable certainty,  CHC and Seller  shall pay to Buyer an amount  equal to four  million dollars  ($4,000,000)  (the  "TERMINATION  PAYMENT") if Seller or CHC terminates this Agreement pursuant to Section 8.1(f) hereof.

     Section 8.4    EXPENSES.

               (a)  Except as  otherwise  set  forth in this  Section  8.4,  all
Expenses  incurred  in  connection  with  this  Agreement  and the  transactions contemplated hereby shall be paid by the party incurring such Expenses,  whether or not the transactions  contemplated  hereby are  consummated.  As used in this
Agreement,  the term "EXPENSES" shall mean all reasonable out-of-pocket expenses
(including all fees and expenses of counsel,  accountants,  investment  bankers, financing sources, experts and consultants to a party hereto and its affiliates)
incurred  by a party or on its  behalf  in  connection  with or  related  to the authorization,  preparation,  negotiation,  execution  and  performance  of this
Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the  solicitation of shareholder  approvals and all other matters related to the closing of the transactions contemplated by this Agreement.  Buyer and Axium, on the one hand, and Seller and CHC, on the other hand,  shall each pay one-half of the  total  filing  fees in  connection  with the  filing by Buyer and Axium and
Seller and CHC under the HSR Act.

               (b)  If this Agreement shall be terminated:

                    (i)    by Buyer pursuant to Section  8.1(d),  Seller and CHC
shall pay the reasonably  documented Expenses of Buyer and Axium up to a maximum amount of $250,000, and

                                       29

                    (ii)   by Seller or CHC  pursuant to Section  8.1(e),  Buyer
and Axium shall pay the reasonably documented Expenses of Seller and CHC up to a maximum amount of $250,000.

     Section 8.5    PAYMENT.  Amounts  payable in accordance with Section 8.3 or
Section 8.4(b) shall be paid in immediately  available funds within two business days after  receipt by the party  obligated to pay of a written  demand for, and reasonable documentation with respect to, such Expenses.

     Section 8.6    WAIVER.   Seller  and  CHC  may  extend  the  time  for  the
performance of any of the obligations or other acts of Buyer or Axium hereunder, waive any inaccuracies in the  representations  and warranties of Buyer or Axium contained  herein  or in  any  document  delivered  pursuant  hereto,  or  waive compliance by Buyer or Axium with any of the agreements or conditions  contained herein.  Any such  extension  or waiver  shall be valid  only if set forth in an instrument  in writing  signed by Seller and CHC.  Axium or Buyer may extend the time for the  performance  of any of the  obligations or other acts of Seller or
CHC hereunder,  waive any inaccuracies in the  representations and warranties of
Seller or CHC contained herein or in any document  delivered pursuant hereto, or waive  compliance  by Seller  or CHC with any of the  agreements  or  conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Buyer and Axium.

                                   ARTICLE IX

                                  MISCELLANEOUS

     Section 9.1    NOTICES.   All   notices,   requests,   demands   and  other
communications  which are required or may be given under this Agreement shall be in  writing  and shall be deemed to have  been  duly  given  when (i)  delivered personally  or by facsimile  transmission  (and a copy is mailed by regular mail within 24 hours of such transmission), in either case with receipt acknowledged,
(ii) three  business  days after being sent by  registered  or  certified  mail, return receipt requested,  or (iii) one business day after being sent by prepaid overnight  carrier,  with a record of receipt,  to the parties at the  following addresses:

               (a)  If to Buyer or Axium to:

                           Axium International, Inc.
                           5800 Wilshire Boulevard
                           Los Angeles, California  90036
                           Facsimile:  323-857-9028
                           Attention:  John Visconti and Ronald D. Garber

                           with a copy (which shall not constitute notice) to:

                           Alschuler, Grossman, Stein & Kahan LLP
                           1620 26th Street North Tower Fourth Floor
                           Santa Monica, California  90404
                           Facsimile:  310-907-2097
                           Attention:  Louis R. Dienes, Esq.

                                       30

               (b)  If to Seller or CHC to:

                           Computer Horizons Corp.
                           49 Old Bloomfield Avenue
                           Mountain Lakes, NJ  07046-1495
                           Facsimile:  973-402-7988
                           Attention:  Dennis J. Conroy

                           with a copy (which shall not constitute notice) to:

                           Olshan Grundman Frome Rosenzweig & Wolosky LLP
                           Park Avenue Tower
                           65 East 55th Street
                           New York, New York 10022
                           Facsimile:  (212) 451-2222
                           Attention:  Steven Wolosky, Esq.

or to such other address as any party shall have  specified by notice in writing to the other in compliance with this SECTION 9.1.

     Section  9.2   ENTIRE AGREEMENT. This Agreement, the Schedules and Exhibits
attached hereto,  the Buyer Agreements and the Seller Agreements  constitute the entire  agreement  among the parties  hereto with respect to the subject  matter hereof and supersedes all prior agreements,  representations  and understandings among the parties hereto.

     Section 9.3    BINDING EFFECT, BENEFITS,  ASSIGNMENTS. This Agreement shall inure to the  benefit  of and be  binding  upon the  parties  hereto  and  their respective  successors  and  assigns;  nothing in this  Agreement,  expressed or implied,  is  intended  to confer on any other  person,  other than the  parties hereto  or their  respective  successors  and  assigns,  any  rights,  remedies, obligations or liabilities under or by reason of this Agreement.  This Agreement may not be  assigned  without  the prior  written  consent of the other  parties hereto.

     Section 9.4    APPLICABLE  LAW.  This  Agreement  and the  legal  relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York,  without  regard to conflicts of law rules of such state.

     Section 9.5    JURISDICTION.  Each of the parties hereto hereby irrevocably submits to the  exclusive  jurisdiction  of any New York state  court or federal court  sitting in the State of New York for the  Southern  District  of New York
over any action or proceeding  arising out of or relating to this  Agreement and the  transactions  contemplated  hereby and each of the  parties  hereto  hereby irrevocably  agrees that all claims in respect of such action or proceeding  may be heard and  determined  in such New York state or federal  court.  Each of the parties  hereto  hereby  irrevocably  waives,  to  the  fullest  extent  legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the parties hereto irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at its address set forth in this  Agreement.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive  and may be enforced in other  jurisdictions  by suit on the judgment or in any other manner provided by law.

                                       31

     Section 9.6    FURTHER ASSURANCES. At, and from time to time after the date hereof,  at the request and expense of Buyer but without further  consideration,
Seller  will  execute  and  deliver  such  other   instruments   of  conveyance,
assignment,  transfer,  and  delivery  and  take  such  other  action  as  Buyer reasonably may request in order more effectively to convey, transfer, assign and deliver to Buyer,  and to place Buyer in  possession  and control of, any of the rights, properties, assets and business constituting part of the Property, or to assist in the  collection  or  reduction  to  possession  of any and all of such rights,  properties,  and assets or to enable  Buyer to  exercise  and enjoy all rights and benefits of Seller with respect to the Property.

     Section 9.7    COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts,  each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 9.8    HEADINGS.   The  headings   used  herein  are  included  for
convenience  of  reference  only and shall be  ignored  in the  construction  or interpretation hereof.

     Section 9.9    SEVERABILITY.  If  any  term  or  other  provision  of  this
Agreement is invalid,  illegal or  incapable of being  enforced by virtue of any rule of law, or public  policy,  all other  conditions  and  provisions  of this
Agreement  shall  nevertheless  remain in full  force and  effect so long as the economic  or legal  substance  of the  transactions  contemplated  hereby is not affected in any manner adverse to any party.  Upon such  determination  that any term or other provision is invalid,  illegal or incapable of being enforced, the parties  hereto shall  negotiate in good faith to modify this Agreement so as to effect  the  original  intent  of the  parties  as  closely  as  possible  in an acceptable  manner  to the end that the  transactions  contemplated  hereby  are fulfilled to the maximum extent possible.

     Section 9.10   PUBLICITY AND DISCLOSURES. From the date hereof to the first to occur of a Termination  Date or the Closing,  and except as and to the extent required by Law,  without the prior written  consent of the other parties hereto
(which consent shall not be unreasonably  withheld),  none of Buyer, CHC, Seller or Axium shall,  and each shall direct its  Representatives  not to, directly or indirectly,  make any public comment,  statement,  or communication with respect to,  or  otherwise  disclose  or  permit  the  disclosure  of the  existence  of discussions  regarding a possible  transaction between the parties hereto or any of the terms,  conditions or other aspects of the  transactions  contemplated by this  Agreement  or any  confidential  information,  except that such  comments, statements,  communications  and  disclosures  may be made (a) by each of Axium,
Buyer,  CHC and  Seller  to such of their  Representatives  as need to know such
information   for  the  purpose  of  evaluating   or  otherwise   effecting  the
transactions  contemplated  by this  Agreement,  (b) by CHC and  Seller to their employees in connection with the Closing,  and (c) by each of Axium,  Buyer, CHC and Seller if it is required to do so by applicable  securities laws,  PROVIDED, that Axium and Buyer shall notify Seller in advance of any such disclosure. If a party hereto is required by law to make any such disclosure, it shall provide to the other parties the content of the proposed disclosure,  the reasons that such disclosure is required by law and the time and place that such  disclosure  will be made.

     Section 9.11   AMENDMENT.  This Agreement may be amended,  supplemented  or modified only by a written instrument duly executed by each party hereto.

                                       32

     Section 9.12   KNOWLEDGE  OF  SELLER  OR CHC.  Any  reference  to the words
"knowledge  of  Seller",  "knowledge  of CHC",  "knowledge  of Seller or CHC" or similar words means the  knowledge,  after due inquiry,  of the persons named in and acting in such  capacities  described on SCHEDULE  9.12 or any of his or her direct  reports  or  any  person  who  is  deemed  to  have  primary  functional responsibility for the area in question.

                  [Remainder of page intentionally left blank.]

                                       33

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first set forth.

                                   BUYER:

                                   DIVERSITY MSP, INC.

                                   By: /s/ Ronald D. Garber
                                       -----------------------------------------
                                   Name:  Ronald D. Garber
                                   Title: Chief Operating Officer

                                   AXIUM:

                                   AXIUM INTERNATIONAL, INC.

                                   By: /s/ John Visconti
                                       -----------------------------------------
                                   Name:  John Visconti
                                   Title: Chairman and Chief Executive Officer

                                   SELLER:

                                   CHIMES, INC.

                                   By: /s/ Dennis J. Conroy
                                       -----------------------------------------
                                   Name: Dennis J. Conroy
                                   Title: Chairman

                                   CHC:

                                   COMPUTER HORIZONS CORP.

                                   By: /s/ Dennis J. Conroy
                                       -----------------------------------------
                                   Name: Dennis J. Conroy
                                   Title: President and CEO